Exhibit 99.1

Tel-Instrument Electronics Corp. (“TIK”) Announces Continued Listing By The NYSE Amex

CARLSTADT, N.J.--(BUSINESS WIRE)--October 18, 2010--Tel-Instrument Electronics Corp. (“TIK” or “Company”) announced today that the NYSE Amex accepted its proposed plan to return to compliance with the minimum stockholder equity requirement by January 30, 2012. As previously reported, the Company was not in compliance with the Exchange’s requirement for continued listing of its shares under Section 1003(a)(ii) of the Exchange’s rules as its stockholders’ equity at March 31, 2010 was $3.85 million as compared to the $4.0 million minimum requirement. Based upon the information provided by the Company, the Exchange has determined that the Company has made a reasonable demonstration of its ability to regain compliance with Section 1009 of the Company Guide by January 30, 2012. Based on this, the Exchange will continue the listing of the Company.

The Exchange will periodically review the Company’s financial results for compliance with the Plan. If the Company does not show progress consistent with the Plan, the Exchange Staff will review the circumstances and could commence delisting proceedings. The Company is confident that it will achieve its objectives and maintain its listing on the NYSE Amex.

Pursuant to Exchange rules, the Company’s stock continues to be listed for trading.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

The Company’s stock is traded in the American Stock Exchange under the symbol TIK.

CONTACT:
Tel-Instrument Electronics Corp.
Mr. Joseph P. Macaluso, 201-933-1600